Exhibit 24.1

Independent Registered Public Accounting Firm’s Consent

As independent auditors of Next Generation Energy Corp., we hereby consent to the inclusion of our audit report dated May 13, 2011, as restated on December 12, 2011 and February 9, 2012, with respect to our audits of the financial statements of Next Generation Energy Corp. as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, in the Form S-8 Registration Statement of Next Generation Energy Corp. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Turner, Jones & Associates, PLLC

New York, New York

March 22, 2012